AMENDMENT AND CANCELLATION OF
KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

        THIS AGREEMENT, made and entered into as of the 5th day of December, 2005, by and among FRESH BRANDS, INC., a Wisconsin corporation (the “Company”), PILLOW ACQUISITION CORP., a Wisconsin corporation (“Certified”), and JOHN H. DAHLY (the “Executive”).

W I T N E S S E T H :

        WHEREAS, the Executive and the Company entered into that certain Key Executive Employment and Severance Agreement dated December 15, 2003 (the “KEESA”) to ensure that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively, with reference only to the best interests of the Company and its shareholders and without undue regard for the Executive’s personal interests;

        WHEREAS, the Company has entered into that certain Agreement and Plan of Merger among Certified Holdings, Inc., Pillow Acquisition Corp. and the Company, dated as of this date (the “Merger Agreement”) that provides for the merger of Certified and the Company (the “Merger”);

        WHEREAS, the Company, Certified and Executive have agreed, in connection with and contingent upon the proposed Merger, to terminate the Executive’s KEESA (other than the provisions providing for a gross-up payment for Internal Revenue Code Section 280G excise taxes) in exchange for a cash payment to be made upon the Effective Time, as that term is defined in the Merger Agreement;

        WHEREAS, the KEESA may be considered a deferred compensation agreement within the meaning of Code Section 409A;

        WHEREAS, pursuant to IRS Notice 2005-1, Q&A-19, a deferred compensation arrangement may be amended prior to December 31, 2005 to provide for a new time of payment;

        WHEREAS, pursuant to the KEESA, the amounts payable under the KEESA are paid upon a separation from service, and the parties desire that, in order to effectuate the agreement between Certified and Executive, payment now be made upon the Effective Time of the Merger, which is considered a Change in Control under Code Section 409A;

        WHEREAS, the parties desire to amend the KEESA to reflect the new payment date and provide for a single sum payment of the value of the KEESA to the Executive on the Effective Time; and

        WHEREAS, the parties desire to amend the provisions of the KEESA that will remain in effect after the Effective Time of the Merger for purposes of complying with Code Section 409A to the extent applicable.

        NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

        1.    Amendment of KEESA. Effective on the date hereof, the KEESA is amended to provide that if the Executive is employed by the Company immediately prior to the Effective Time, the Company shall pay to Executive on the Effective Time two hundred and twenty thousand dollars ($220,000), which the Company and the Executive agree is the value of the Executive’s vested benefit under the KEESA.

        2.    Termination of KEESA. On the Effective Time, the KEESA shall terminate, except for the provisions of Section 9(c) (280G gross-up provisions), Section 15 (Expenses and Interest), and Section 22 (Governing Law; Resolution of Disputes), which shall survive the termination of the KEESA and shall apply to this Agreement as if incorporated herein by reference; provided that Section 9(c) shall be amended to provide that the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under Section 9(c) of the KEESA no later than 2½ months after the end of the calendar year in which the payment under Section 1 of this Agreement is made. For each subsequent calendar year, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such additional amounts then due as required by Section 9(c) of the KEESA on March 15th (or as soon as practicable thereafter) of the following calendar year.

        3.    Successors. Upon the Effective Time, the term “Company” as used in this Agreement shall mean Certified. If, after the Effective Time, the Company sells, assigns or transfers all or substantially all of its business and assets to any person, or if the Company merges into or consolidates or otherwise combines with any person, then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such person, and the term “Company” shall thereafter mean such person. This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

FRESH BRANDS, INC.
By: /s/ Walter G. Winding
Walter G. Winding, III
Chairman of the Board
PILLOW ACQUISITION CORP.
By: /s/ Kenneth R. Koester
Kenneth R. Koester
President and Chief Executive Officer
EXECUTIVE
/s/ John H. Dahly
John H. Dahly
Address: 2051 W. Hidden Reserve Circle
Mequon, WI 53092